UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 31, 2009 (July 27, 2009)

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:           (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On July 27, 2009, Georgia Gulf Corporation (the “Company”) accepted the 7.125 percent senior notes due 2013 (the “2013 notes”), 9.5 percent senior notes due 2014 (the “2014 notes”) and 10.75 percent senior subordinated notes due 2016 (the “2016 notes” and collectively with the 2013 notes and 2014 notes, the “notes”) tendered in its private exchange offers and related consent solicitations (the “exchange offers”).  Also, on July 27, 2009, the Company entered into supplemental indentures related to each series of the notes with the applicable trustees under those notes (collectively, the “supplemental indentures”) following receipt of consents of the requisite holders of each series of notes.  The supplemental indentures removed substantially all of the restrictive covenants contained in the indentures and eliminated certain defaults and events of default and made other conforming changes and added clarification regarding the timing of payments thereunder.

Item 3.02                                             Unregistered Sales of Equity Securities.

On July 29, 2009, the Company issued 29,761,540 shares of new convertible preferred stock and 1,327,957 shares of its common stock, giving effect to the reverse stock split described in Item 3.03 below in exchange for the notes tendered in the exchange offers, in reliance upon the exemption from registration in Section 4(2) of the Securities Act of 1933.  A copy of the certificate of designations for the preferred stock is filed as Exhibit 3.2 hereto.

Item 3.03                                             Material Modification to Rights of Security Holders.

The reverse stock split previously approved by the Company’s stockholders was effected at the ratio of 1-for-25 on July 28, 2009.  The Company’s stockholders had authorized the reverse stock split at ratios ranging from 1-for-5 to 1-for-30 as described in the Company’s proxy statement for the annual meeting held May 19, 2009.  Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split.  Instead, the Company’s transfer agent will aggregate all fractional shares and arrange for them to be sold as soon as practicable at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share.  After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales.  A copy of the Company’s certificate of incorporation, as amended to reflect the reverse stock split is filed as Exhibit 3.1 hereto.

Item 5.02                                             Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 27, 2009, the following directors resigned from the Company’s board of directors and the committees indicated:

Director	Committees

Dennis M. Chorba	Audit; Nominating & Governance

Charles L. Henry	Audit; Compensation; Nominating & Governance

Yoshi Kawashima	Compensation; Nominating & Governance

In addition, Jerry Satrum has tendered his resignation effective as of the date of election of a successor qualified to serve on the audit committee as a “financial expert” as defined in the rules of the Securities and Exchange Commission.

Item 8.01                                             Other Events.

On July 27, 2009, the Company executed a registration rights agreement pursuant to which it has granted certain registration rights in respect of the common stock issuable in the exchange offers, including the shares issuable upon conversion of the convertible preferred stock. The Company has agreed to file one registration statement in respect of the common stock issued upon consummation of the exchange offers and another following conversion of the convertible preferred stock into common stock. In addition, the agreement provides for piggyback registration rights in certain circumstances.  Inclusion of shares of common stock in any such registration is conditioned upon the beneficial owner’s agreement to be bound by the terms of the registration rights agreement, which is filed herewith as Exhibit 4.1.

On July 29, 2009, the Company issued a press release announcing consummation of the exchange offers and the related matters, all as more fully described in the press release attached hereto as Exhibit 99.1, which is hereby incorporated by reference herein.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits.

Number	Exhibit

3.1	Certificate of Incorporation, as amended

3.2	Certificate of Designations for Convertible Preferred Stock

4.1	Registration Rights Agreement

99.1	Press Release dated July 29, 2009, regarding the consummation of the exchange offers and related matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Joel I. Beerman
	Name:	Joel I. Beerman
	Title:	Vice President, General Counsel and Secretary
Date: July 31, 2009